Exhibit 10.5

SECOND AMENDED AND RESTATED
DEFERRED FEE AGREEMENT

THIS AMENDED AND RESTATED DEFERRED FEE AGREEMENT (this “Agreement”), first made as of the 31st day of October, 2002, amended and restated effective as of January 1, 2005 and as further amended and restated effective as of July 15, 2009 (the “Effective Date”) (except for certain provisions with other effective dates as specifically stated herein) by and between Steel Partners Holdings L.P., a Delaware limited partnership (formerly named WebFinancial L.P.) (“Steel Partners Holdings”) and WGL Capital Corp., a corporation organized under the laws of the State of Colorado (“WGL”) (successor by merger to WGL Capital Corp., formerly named Steel Partners Services, Ltd., a corporation organized under the laws of the State of New York, which in turn is a successor by merger with WGL Capital Corp., a corporation organized under the laws of the State of New York) (WGL and such predecessor entities are collectively referred to herein as, the “Investor Servicer”).

WITNESSETH:

WHEREAS, WGL assumed all the responsibilities and obligations with respect to the Investment Advisory Agreement, originally entered into on July 31, 1996, by and between Steel Partners II (Offshore) Ltd., formerly named Steel Partners Offshore Fund, Ltd., a corporation organized under the laws of the Cayman Islands (“SPII Offshore”), and Steel Partners Services, Ltd., as amended on December 28, 2007, as if WGL were an original party thereto;

WHEREAS, the Investor Servicer elected to defer prior to January 1, 2009 all or a portion of the Management Fees and Incentive Fees (collectively, the “Total Compensation”) due to it under the Management Agreement before any such fees were earned;

WHEREAS, Steel Partners Holdings assumed all of SPII Offshore’s liabilities and obligations under this Agreement (the “Assumption”) pursuant to the Assignment and Assumption Agreement, dated as of July 15, 2009 (the “Assumption Agreement”);

WHEREAS, in connection with the Assumption, effective as of the Effective Date, SPII Offshore transferred to Steel Partners Holdings the assets (equal in the aggregate in value to the assumed liabilities) listed on Exhibit A hereto; and

WHEREAS, Steel Partners Holdings and WGL now desire to amend and restate the terms of this Agreement, effective as of the Effective Date, to consolidate the agreements of the parties, including those set forth in the Assumption Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            Definitions.

1.01         Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Management Agreement.

1.02        “Book Value” shall mean, as of the time of the determination of the value of the equity interests of Steel Partners Holdings, the book value of the equity interests of Steel Partners Holdings, as determined by Steel Partners Holdings.

1.03        “Closing Trading Price” shall mean, as of the time of the determination of the value of the equity interests of Steel Partners Holdings, the last closing price for the equity interests of Steel Partners Holdings (i) as reported on the principal national securities exchange on which such equity interests are traded or the Nasdaq Stock Market, Inc., or (ii) if not traded on any such national securities exchange or the Nasdaq Stock Market, Inc., as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc.

1.04         “Computation Date” shall mean:

(a)          the last day of each Fiscal Year;

(b)         each Termination Date;

(c)         each Distribution Date;

(d)         each date on which the deemed investment index (as described in subsection 4.01) is changed pursuant to subsection 4.01;

(e)         each Credit Date;

(f)          the Effective Date;

(g)         the last day of any month; and

(h)         any other day contemplated by Exhibit B.

1.05         “Credit Date” shall mean, with respect to Management Fees or any annual Incentive Fees, the date or dates on which the deferred portion of such Management Fees or Incentive Fees, as the case may be, has been credited to the Deferred Fee Account, and, following the Effective Date, is credited to the Deferred Fee Accounts under subsection 3.01 hereof.

1.06         “Deferred Fee Account” shall mean an account established in the name of the Investor Servicer under subsection 6.01 hereof for each Fiscal Year for which an election was made pursuant to subsection 2.02 hereof and shall constitute a bookkeeping account, the records of which will reflect the amount of the deferred Total Compensation and the amount of the deemed earnings or losses, if any, that relate to such amounts.

1.07         “Distribution Date” shall mean the date or dates on which amounts in a Deferred Fee Account are distributed to the Investor Servicer, as elected pursuant to subsections 2.02 and 2.03 hereof and as set forth in the books and records of Steel Partners Holdings; provided, that no Distribution Date shall be (i) in the case of Management Fees, more than 10 years and 90 days after the last day of the month with respect to which the Management Fee was credited to the Deferred Fee Account; and (ii) in the case of Incentive Fees, more than 10 years and 90 days after the last day of the Fiscal Year with respect to which the Incentive Fee was credited to the Deferred Fee Account.

1.08         “Election Date” for any Fiscal Year shall mean the last day of the immediately preceding Fiscal Year.

1.09         “Fiscal Year” shall mean the calendar year.

1.10         “Incentive Fee” shall have the same meaning as in the Management Agreement.

1.11         “Management Agreement” means the Investment Advisory Agreement, originally entered into on July 31, 1996, by and between SPII Offshore and Steel Partners Services, Ltd., as amended on December 28, 2007; provided that, following the assumption by a Successor of the liabilities of SPII Offshore hereunder, the term “Management Agreement” shall include any agreement by and between the Investor Servicer and such Successor pursuant to which the Investor Servicer shall provide any type of services to such Successor, including, effective as of the Effective Date, for purposes of subsection 7.02(a) of this Agreement, the Shareholder Services Agreement, entered into by and between Steel Partners Holdings and WGL, effective as of the Effective Date.

1.12         “Management Fee” shall have the same meaning as in the Management Agreement.

1.13        “Net Asset Value” shall mean the value of the net assets of Steel Partners Holdings determined by valuing the assets held by Steel Partners Holdings on a fair value basis (in accordance with the pricing policies of Steel Partners Holdings).

1.14         “Notice of Election” shall mean the notice delivered pursuant to subsection 2.02 hereof.

1.15         “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and all rulings, regulations or other guidance issued thereunder.

1.16         “Successor” shall have the meaning as in subsection 7.02(a) hereof.

1.17 “Terminating Event” shall mean an event described in Section 7 hereof.

1.18         “Termination Date” shall mean the date on which amounts in any Deferred Fee Account are distributed to the Investor Servicer as the result of a Terminating Event.

2.            Election.

2.01        Prior to January 1, 2009, the Investor Servicer elected, pursuant to the provisions of this Agreement, to defer the payment of all or a portion of the Management Fees and the Incentive Fees, if any, earned with respect to a particular Fiscal Year. The portion of the Total Compensation in any Fiscal Year that was deferred (the “Deferred Fee”) shall be payable only as provided herein. Separate elections were made with respect to each Fiscal Year.

2.02         An election to defer the payment of all or a portion of the Management Fees or Incentive Fees, if any, with respect to a particular Fiscal Year was made on or before the Election Date applicable to such Fiscal Year by a written notice (the “Notice of Election”) sent by the Investor Servicer to SPII Offshore; provided that, effective as of December 31, 2008, the Investor Servicer was no longer permitted to elect to defer the payment of all or a portion of the Management Fees or the Incentive Fees earned with respect to any Fiscal Year beginning on or after January 1, 2009.

2.03         Each Notice of Election with respect to the Total Compensation for a particular Fiscal Year stated:

(a)         the dollar amount or percentage of the Management Fees or Incentive Fees paid and the dollar amount or percentage of the Management Fees or Incentive Fees deferred;

(b)         the Distribution Date(s) of the Deferred Fee Account established for such Fiscal Year; and

(c)         the dollar amount or percentage of the Deferred Fee Account which shall be distributed to the Investor Servicer on each Distribution Date selected for the Deferred Fee Account.

2.04        Each Notice of Election was irrevocable with respect to the Total Compensation payable in respect of the Fiscal Year for which the election was made. With respect to the Deferred Fee, the Investor Servicer shall have no right to the distribution of any amount in any Deferred Fee Account otherwise than pursuant to subsection 5.01 hereof.

3.            Credit to Deferred Fee Accounts.

3.01         Pursuant to the Assumption Agreement, (i) certain assets of SPII Offshore were not distributed to shareholders of SPII Offshore on the closing of the restructuring of SPII Offshore and were to be held in a reserve (the “Reserve”) to satisfy certain potential contingent liabilities and known and unknown expenses of SPII Offshore (the “Contingent Liabilities”); (ii) amounts held in the Reserve shall only be released (other than to satisfy the Contingent Liabilities) upon a determination made by SPII Offshore that such amounts are no longer necessary to satisfy the Contingent Liabilities; (iii) the assets held in the Reserve were not taken into account for purposes of valuing SPII Offshore’s assets as of the Effective Date, and accordingly, the assets held in the Reserve were not taken into account for purposes of valuing the Deferred Fee Accounts under this Agreement as of the Effective Date; and (iv) if any amounts in the Reserve are to be released to shareholders or former shareholders of SPII Offshore on or after the Effective Date (the “Additional Amounts”), on the date any Additional Amounts are transferred to such shareholders or former shareholders a pro rata portion of such Additional Amounts (as determined by SPII Offshore) shall be allocated and credited to the Deferred Fee Accounts by Steel Partners Holdings (the “Additional Allocation”) and SPII Offshore shall transfer assets to Steel Partners Holdings equal in value (as determined by SPII Offshore) to the Additional Allocation.

3.02        Prior to January 1, 2009, SPII Offshore credited to the Deferred Fee Account the Deferred Fee, as set forth in the Notice of Election, as of (i) in the case of the Management Fees, the close of business on the last day of the month with respect to which the corresponding Management Fee was earned; and (ii) in the case of any annual Incentive Fee, the close of business on the last day of the Fiscal Year with respect to which the corresponding Incentive Fee was earned; provided that if any portion of any annual Incentive Fee would otherwise have been paid to the Investor Servicer prior to the end of the Fiscal Year if such fee were not deferred, such portion of the Incentive Fee was credited as of the close of business on the last day of the month with respect to which such portion of the Incentive Fee would otherwise have been paid.

3.03         The Investor Servicer shall be fully vested in all amounts in the Deferred Fee Accounts.

4.           Investment of the Deferred Fee.

4.01        Any portion of the Deferred Fee which the Investor Servicer has elected to defer in the Notice of Election shall be deemed to be invested on and after the relevant Credit Date after the Effective Date in the same manner as Steel Partners Holdings’ other assets, or may, upon the agreement of Steel Partners Holdings and the Investor Servicer, be indexed to a different earnings factor or factors; provided, however, effective as of the Effective Date, the Deferred Fee Accounts shall be indexed to the increase or decrease in Net Asset Value from the Effective Date through the effective date of the next subsequent “Index Election” (as defined below) made by WGL under this subsection 4.01. At any time following the Effective Date, as elected by WGL upon written notice to Steel Partners Holdings (an “Index Election”), the Deferred Fee Accounts shall be indexed as of the first day of the next following calendar quarter beginning on or after the fifteenth (15th) day after the provision of such Index Election (or as of any other date on which WGL and Steel Partners Holdings agree) to: (v) Book Value; (w) Closing Trading Price if the equity interests of Steel Partners Holdings are traded on a national securities exchange, the Nasdaq Stock Market, Inc., or through an automated quotation system sponsored by the National Association of Securities Dealers, Inc. (“Publicly Traded”); (x) the increase or decrease in Net Asset Value; (y) any combination of (v), (w) and (x) if the equity interests of Steel Partners Holdings are Publicly Traded; or (z) any other index elected by WGL and as agreed to by Steel Partners Holdings. Any election made by WGL pursuant to an Index Election shall continue in effect until a new Index Election is submitted by WGL and takes effect in accordance with this subsection 4.01. Effective as of the Effective Date, the existing and future Net Asset Value and Closing Trading Price Index Elections made by WGL pursuant to this Agreement have been and shall be implemented in accordance with the terms and conditions set forth in Exhibit B hereto. Such terms and conditions shall also apply to the application of the Book Value Index or any similar index agreed to by the parties.

4.02        The value of each Deferred Fee Account shall be computed as of each Computation Date and shall be credited or debited accordingly. If a Deferred Fee Account shall be deemed to be invested on the relevant Credit Date in the same manner as Steel Partners Holdings’ other assets, for valuation purposes only, amounts in such Deferred Fee Account shall be valued in the same manner as the other assets of Steel Partners Holdings. A pro rata share of the administrative expenses of Steel Partners Holdings, if any, incurred in connection with the establishment and maintenance of a Deferred Fee Account shall be deducted from the Deferred Fee Account on each Computation Date.

5.            Distribution of Amounts in the Deferred Fee Accounts.

5.01        All amounts in a Deferred Fee Account shall be distributed to the Investor Servicer only on a Termination Date or Distribution Date. The amount to be distributed shall be, in the case of a Termination Date, the entire amount in all Deferred Fee Accounts, and in the case of a Distribution Date, the amount in the applicable Deferred Fee Account. Amounts in the Deferred Fee Accounts shall be valued and adjusted as provided in subsection 4.02 hereof.

5.02         Deferred amounts will be paid wholly in cash, wholly in vested common units of Steel Partners Holdings, or partly in cash and partly in vested common units, at the election of WGL communicated by WGL to Steel Partners Holdings in writing prior to the due date of the next payment. For purposes of determining the number of vested common units to be transferred to WGL (in lieu of a cash payment), (A) the parties agree to apply a fifteen percent (15%) discount to (i) the Closing Trading Price of the vested common units of Steel Partners Holdings as of the date of payment, or (ii) if such vested common units are not Publicly Traded (within the meaning of subsection 4.01) as of the date of payment, the Net Asset Value of such vested common units as of the last day of the month prior to payment and (B) WGL agrees not to sell any such vested common units during the six (6) month period following receipt unless there is a change in control of Steel Partners Holdings.

6.            Establishment of Deferred Fee Accounts.

6.01        There shall be established, for bookkeeping purposes only, an account on the books of Steel Partners Holdings, known as a Deferred Fee Account, for each Fiscal Year for which a Notice of Election has been delivered.

7.            Terminating Events.

7.01        Amounts in all of the Deferred Fee Accounts shall be immediately due and payable to the Investor Servicer in accordance with subsection 7.02(a) hereof upon the occurrence of a Terminating Event, as described in subsection 7.02(a) hereof. Amounts in all of the Deferred Fee Accounts shall be due and payable to the Investor Servicer in accordance with subsection 7.02(b) hereof on the date required by Section 409A following the occurrence of the Terminating Event (as determined by Steel Partners Holdings) described in subsection 7.02(b).

7.02         The following events shall each constitute Terminating Events:

(a)         The cessation of WGL’s provision of services to Steel Partners Holdings or a Successor (as defined herein) following termination or expiration of the Management Agreement with no expectation to renew or replace the Management Agreement; provided, however, if (i) Steel Partners Holdings is merged into a corporation or other entity, including, without limitation, a merger immediately following the distribution of equity interests held by Steel Partners Holdings to its holders of equity interests in redemption of their interests in Steel Partners Holdings, (ii) all or substantially all of the assets of Steel Partners Holdings are acquired by a corporation or other entity, including, without limitation, all or substantially all of the remaining assets of Steel Partners Holdings immediately following the distribution of equity interests held by Steel Partners Holdings to its holders of equity interests in redemption of their interests in Steel Partners Holdings or (iii) Steel Partners Holdings engages in a transaction with a corporation or other entity substantially similar to the transaction described in clause (i) or (ii) (each such successor corporation or other entity described in clause (i), (ii) and (iii) of this subsection 7.02(a), a “Successor”), and if the Successor in each case shall have entered into a Management Agreement with WGL, then the cessation of WGL’s provision of services to Steel Partners Holdings shall not constitute a Terminating Event and the terms of this Agreement shall continue to apply to all amounts in the Deferred Fee Accounts; or

(b)         a termination and liquidation of the deferral arrangement set forth herein by Steel Partners Holdings in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), (B) or (C).

8.            Title to Deferred Fee Accounts: Agreement with Respect to Assets and Liabilities of Steel Partners Holdings.

8.01         This Agreement constitutes a mere promise by Steel Partners Holdings to make payments in the future with respect to the amounts in the Deferred Fee Accounts. Title to and beneficial ownership of any assets, whether cash or investments, in respect of each Deferred Fee Account shall at all times remain in Steel Partners Holdings, and WGL shall have no property interest whatsoever in any of such assets. Any investments actually made by Steel Partners Holdings pursuant to this Agreement will be deemed solely for the purpose of aiding such entity in measuring and meeting its obligations under this Agreement. Steel Partners Holdings is not limited to the investments described herein, but merely obligated to provide payments pursuant to the terms of this Agreement that reflect the investment returns offered by the deemed investments made available under this Agreement. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Steel Partners Holdings and WGL. Any amounts actually invested as described in this Agreement shall continue for all purposes to be a part of the general assets of Steel Partners Holdings and subject to the claims of its general creditors, and no person other than Steel Partners Holdings shall by virtue of the provisions of this Agreement have any interest in such amount. To the extent that any person acquires a right to receive all or a portion of any amounts in the Deferred Fee Accounts under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Steel Partners Holdings.

8.02         Amounts in each Deferred Fee Account, valued and adjusted as provided in Section 4 hereof, shall constitute a liability of Steel Partners Holdings to WGL. Notwithstanding any provision to the contrary herein, no provision in this Agreement shall create or be construed to create any claim, right or cause of action against Steel Partners Holdings arising from any diminution in value of any of the Deferred Fee Accounts in connection with the deemed investment of such Deferred Fee Accounts in accordance with subsection 4.01 hereof. The liability of Steel Partners Holdings under this Agreement shall be limited to the value of each of the Deferred Fee Accounts as computed in accordance with subsection 4.02 hereof.

8.03         It is intended that the Agreement be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

9.            Prohibition of Transfer and Assignment.

9.01         The right of the Investor Servicer to receive a benefit under this Agreement shall not be subject in any manner or form to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Investor Servicer.

10.           General Provisions.

10.01      This Agreement shall be binding upon and inure to the benefit of Steel Partners Holdings, its successors and assigns and WGL and its successors and assigns. If WGL is merged into a successor corporation or other entity, or a successor corporation or other entity acquires all or substantially all of the assets of WGL, and if there has not been a separation of service of WGL in accordance with Section 409A, the deferred assets shall be rolled over into a successor plan (i.e., the fee deferral arrangement described herein shall continue in accordance with the terms of this Agreement). Any action taken pursuant to this subsection 10.01 shall be based upon an opinion of counsel to WGL to the effect that such restructuring will not result in the amounts in the Deferred Fee Accounts becoming currently taxable to WGL and its holders of equity interests for U.S. federal income tax purposes.

10.02      This Agreement is entered into with the intention that income deferred pursuant to its terms will not be treated as income to WGL under the Internal Revenue Code of 1986, as amended, until and as WGL actually receives payment of any deferred amounts. It is the intent of the parties that the terms of this Agreement and the deferral and payment of compensation hereunder comply with Section 409A. To the extent that any provision of this Agreement violates Section 409A, such provision shall be deemed to be amended to the extent necessary to avoid such violation.

10.03      This Agreement does not create an employment relationship between Steel Partners Holdings and WGL and does not create any other rights in WGL or Steel Partners Holdings or obligations on the part of WGL or Steel Partners Holdings, except those set forth in this Agreement.

10.04      This Agreement may not be modified, except by a written instrument approved by Steel Partners Holdings and signed by Steel Partners Holdings and WGL. Breach of any of the provisions of this Agreement shall not release the party responsible therefor from compliance with any other provision of this Agreement.

10.05       Illegality of any provision hereunder shall not affect the enforceability of any other provision hereunder.

10.06      This Agreement shall be construed in accordance with and governed by, the laws of the State of New York.

10.07      Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, three business days (or upon receipt, if earlier) after the date of mailing, as follows or to such other location as any party notifies any other party:

If to WGL:

WGL Capital Corp.
777 Spruce Street
Aspen, CO 81611

If to Steel Partners Holdings:

Steel Partners Holdings L.P.
590 Madison Avenue
32nd Floor
New York, NY 10022

[Last page before Signature Page]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be entered into as of July 15, 2009.

STEEL PARTNERS HOLDINGS:

STEEL PARTNERS HOLDINGS L.P.
By: Steel Partners Holdings GP LLC

By:	/s/ Sanford Antignas
Name:	Sanford Antignas
Title:	COO

WGL:

WGL CAPITAL CORP.

By:	/s/ Warren Lichtenstein
Name:	Warren Lichtenstein
Title:	President